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                                                                    EXHIBIT 4.14

                                  RUBRIC, INC.

                             STOCK OPTION AGREEMENT

I.   NOTICE OF STOCK OPTION GRANT

     Optionee's Name and Address:                 Paul H. Salsgiver
                                                  673 Varese
                                                  Pleasanton, California 94566

You have been granted an option to purchase Common Stock of the Company as follows:

     Date of Grant                                December 8, 1999

     Exercise Price per Share:                    $0.30

     Total Number of Shares Granted               360,000

     Total Exercise Price                         $108,000

     Type of Option:                                    Incentive Stock Option
                                                  -----
                                                    X   Nonstatutory Stock Option
                                                  -----

     Term/Expiration Date:                        February 28, 2001
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     Exercise

     100% of the Shares subject to the Option are vested and exercisable beginning immediately prior to the Effective Time, as described in the Settlement Agreement and Release between the Company and Optionee.

     Termination Period:

     This Option may be exercised at any time prior to the Expiration Date as provided above.

II.  AGREEMENT

     1.   Exercise of Option. This Option shall be exercisable during its term as follows:
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            (a)   Method of Exercise. This Option shall be exercisable by
delivery of an exercise notice (the "Exercise Notice") to the Company, which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be reasonably required by the Company. The Exercise
Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

      No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

      2. Optionee's Representations. In the event the Shares have not been registered under the Securities Act of 1933, as amended, at the time this Option is exercised, the Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company investment representations in customary form.

      3. Lock-Up Period. Optionee shall not sell or otherwise transfer any Shares or other securities of the Company prior to March 19, 2000. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such market standoff period.

      4. Method of Payment. Payment of the aggregate Exercise Price shall be by cash or check.

      5. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee.

      6. Tax Consequences. Set forth below is a brief summary as of the date of this Option of some of the federal tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE
AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD
CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

            (a) Exercise of NSO. There may be a regular federal income tax liability upon the exercise of an NSO. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the exercised shares on the date of exercise over the Exercise Price. If Optionee is an Employee or a former Employee, the Company will be required to withhold from Optionee's compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a


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percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

          (b) Disposition of Shares. In the case of an NSO, if Shares are held for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

     7.   Entire Agreement; Governing Law. This Option Agreement and the
Settlement Agreement and Release between the Company and Optionee dated December
9, 1999 constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee. This Option Agreement is governed by the internal substantive laws but not the choice of law rules of California.

OPTIONEE:                               RUBRIC, INC.

/s/ PAUL SALSGIVER                      /s/ ANU SHUKLA
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Signature                               By

                                        President
                                        ----------------------------
----------------------------            Title

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Residence Address

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